SEMOTUS COMPLETES FLINT TRANSACTION AND CHANGES NAME TO FLINT TELECOM GROUP, INC.
COMPANY GROWS REVENUES AND EXPANDS BUSINESS WITH FLINT

LOS GATOS, Calif., October 7, 2008 – Semotus Solutions Inc. (OTCBB: SMOA), an innovative leader of software solutions for enterprise mobility, today announced that its acquisition of substantially all of the assets and liabilities of Flint Telecom, Inc. has been completed. Flint is a technology and services company that provides "turnkey" telecom services to the global telecom and media industry. Semotus issued 28,460,094 shares of restricted common stock to Flint Telecom, Inc. at the close of the transaction.

As part of the transaction, Semotus changed its name to Flint Telecom Group, Inc. Semotus will continue to operate as a division of the combined company and leverage the synergies with Flint to grow its HipLink product line. HipLink is an efficient, emergency alerting messaging software that provides convenience, speed, security and reliability with comprehensive reporting for public safety, business continuity, disaster recovery and universities. Its application integration gives connectivity for IT alerts from any system and connectivity to any application.

Flint’s technology and infrastructure will facilitate the launch of HipLink’s new hosted solution. The market for emergency notification has expanded dramatically and Flint’s ability to provide companies with a turnkey hosted solution will catapult HipLink’s growth in the exciting SaaS (Software as a Service) marketplace. Flint currently has over 20 partners including ISP’s, cable companies, rural telecommunication companies, and PBX vendors. Management expects that the combined company will have significant revenue growth and be profitable in the first quarter of 2009.

Anthony LaPine has assumed the responsibility of Chairman of the Board of Flint, Vincent Browne has become the CEO of the combined company, and Pamela LaPine will remain President of the Semotus division. The entire Flint management team and its employees have also joined the combined company.

Vincent Browne, Flint Founder and CEO, stated, “We are excited about the completion of this transaction as it combines two complementary businesses that together will not only produce immediate increases in both revenues and profits, but will also offer our shareholders tremendous potential to improve the long-term value of the Company.  Our combined resources should allow us to continue to expand our revenue growth through our excellent Partner relationships and accelerate our strategic acquisition program.”

Mr. LaPine, Chairman, stated “This is a historical moment in the 15 year history of Semotus. Since 1993 Semotus has pioneered the communications landscape and with the Flint merger we can now leverage our huge investment in technology across a vast new and unlimited horizon. In addition the Semotus team brings 12 years experience in governing a public company on Nasdaq, AMEX, and the OTC market. I feel confident the Flint merger will give us the platform needed to return to either Nasdaq or AMEX in the near future. I am looking forward to working with Vincent Browne and his talented team.”

The Company’s stock will continue to trade on the OTC Bulletin Board under the stock symbol SMOA.OB until the Company is issued a new ticker symbol that more closely reflects the new corporate name.

The transaction resulted in the issuance of 28,460,094 shares of restricted common stock to Flint Telecom, Inc. As part of the closing of the transaction, Semotus also assumed all of Flint’s obligations under convertible promissory notes, convertible into shares of Semotus common stock, with a portion of those at a conversion price of $0.275 per share and a portion convertible at $0.40 per share.  Assuming conversion by each of the holders of such notes, such conversion will result in the issuance of approximately 19,500,000 additional shares of Semotus’ restricted common shares.  Semotus also assumed Flint warrants, exercisable at $0.50 per share for a three year term, and assuming exercise by each of the holders of such warrants; this will result in the issuance of approximately 6,850,000 additional shares of Semotus’ restricted common shares. Additionally, as a hiring and retention incentive, in lieu of issuing stock options under the Company’s existing stock option plan, 8,410,000 shares of restricted common stock, subject to vesting over a period of four years, were issued to the executive management team and other key employees. Finally, as part of the closing of the transaction, Mr. LaPine was issued 3,508,000 shares of restricted common stock. On a fully diluted basis, the Company now has approximately 70,000,000 shares outstanding. Therefore, as a result of the transaction, on a fully diluted basis, the existing Semotus shareholders now own approximately 3%, Mr. LaPine now owns approximately 5% and Flint and its investors now own approximately 92% of the outstanding shares of the Company.

An SEC Form 8-K will be filed within the next 24 hours which will include more detail on the transaction and related documentation.

About Flint Telecom
Flint Telecom, founded in 2005, is a fast growing technology and services company that provides ``turnkey'' telecom services to the global telecom and media industry. Flint generates its income by licensing its innovative technology to niche partner companies who themselves then provide next-generation telecom services to their customers in both residential and business markets. Flint partners with organizations such as ISPs, Rural Telecoms and Cable Companies, PBX system vendors and other niche telecom operators that benefit from offering additional telecom services to their existing customers. Flint enables its partners to quickly establish a reliable, feature rich and cost effective phone service for zero capital investment on behalf of the partner. For more information, please visit Flint's website at www.flinttelecom.com.

About Semotus Solutions,
Founded in 1993, Semotus Solutions (OTCBB: SMOA) is a provider of software for the mobile enterprise, connecting people to critical business systems, information and processes. Semotus has a Fortune 1000 customer base including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan Chase and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, health care and m-commerce. For more information, please visit the following web sites: www.semotus.com; www.hiplinkwireless.com; www.clickmarks.com

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, ``intends'', ``believes'', and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.